Exhibit 8.1

Proskauer Rose LLP 1585 Broadway New York, NY 10036-8299

November 10, 2010

The Dress Barn, Inc.
30 Dunnigan Drive
Suffern, New York 10901

Ladies and Gentlemen:

          We have acted as counsel to The Dress Barn, Inc. (“dressbarn”), a Connecticut corporation, in connection with its proposed reorganization (the “Reorganization”) consisting of: (a) the merger (the “Merger”) of DB Merger Corp. (“MergerCo”), a Connecticut corporation and a direct, wholly-owned subsidiary of Ascena Retail Group, Inc. (“Ascena”), a Delaware corporation, with and into dressbarn pursuant to the Agreement and Plan of Reorganization (the “Reorganization Agreement”) dated August 20, 2010 by and among dressbarn, Ascena and MergerCo, pursuant to which all of the outstanding stock of dressbarn will be converted into stock of Ascena and dressbarn will become a wholly-owned subsidiary of Ascena; and (b) the distribution (the “Distribution”) by dressbarn of the stock of each of its wholly owned subsidiaries Maurices, Inc. (“maurices”) and Tween Brands Inc. (“Tween”) to Ascena immediately following the Merger. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Reorganization Agreement.

          In providing our opinion, we have examined the Proxy/Prospectus, which is included in the Registration Statement on Form S-4 (File No. [●]) (the “Registration Statement”), as filed by dressbarn on August 20, 2010 with the Securities and Exchange Commission, the Reorganization Agreement, the certificates provided by dressbarn on behalf of itself, Ascena and MergerCo to the undersigned (the “Certificates”) and such other documents and matters of law and fact as we have considered necessary or appropriate in our judgment. In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated by, and in accordance with, the terms of the Reorganization Agreement; (ii) the Distribution will be completed in the manner contemplated by the Registration Statement; (iii) the facts and information contained in the Reorganization Agreement and the Registration Statement are true, correct and complete; (iv) the representations made by dressbarn, Ascena and MergerCo in the Certificates are true and correct as of the date hereof and will continue to be true through and including the Effective Time of the Merger and the effective time of the Distribution; (v) any representations made in such Certificates which are qualified by knowledge or qualifications of like import are and will continue to be accurate without regard to such qualifications; (vi) we have your express consent to rely on each of the statements in the Certificates; and (vii) original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and all such documents have been (or will be by the Effective Time of the Merger and the effective time of the Distribution) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof.

          The opinion expressed herein is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder (including proposed and temporary

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The Dress Barn, Inc.

regulations) and interpretations of the foregoing as expressed in court decisions, administrative determinations and legislative history, as of the date hereof. The opinion expressed is subject to change in the event of a change in the applicable law or change in the interpretation of such law by the courts or by the Internal Revenue Service, or a change in any of the facts and assumptions upon which such opinion is based. There is no assurance that legislative or administrative changes or court decisions may not be forthcoming that would significantly modify the statements and opinion expressed herein. Any such changes may or may not be retroactive with respect to transactions prior to the date of such changes. This opinion represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, so that no assurance can be given that the position set forth below will be sustained by a court, if contested.

          Based on the foregoing, it is our opinion that the discussion set forth in the section entitled “Material U.S. Federal Income Tax Consequences” in the Registration Statement represents the opinions of Proskauer Rose LLP as to the material U.S. federal income tax consequences applicable to the dressbarn stockholders with respect to the Merger and to the Ascena stockholders with respect to the Distribution.

          The opinion expressed in this letter is limited to the U.S. federal income tax matters specifically addressed herein, and we have not addressed herein any state, local or foreign tax or any other consequences of the Reorganization.

          This opinion is furnished to you solely for its use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name in the Proxy/Prospectus in connection with the references to this opinion and the material U.S. federal income tax consequences of the Reorganization. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Respectfully yours,

/s/ Proskauer Rose LLP